November 1, 2006

COMPANY PRESS RELEASE

PRIME COMPANIES, INC. SUCCESSFULLY CONSUMMATES THE PURCHASE AND ACQUISITION OF CERTAIN DENTAL INSITE, LLC STRATEGIC BUSINESS ASSETS, INCLUDING ITS DENTAL INSITE SOFTWARE SOURCE CODE, ALL ITS RIGHTS AND ITS CUSTOMER BASE.

YUBA CITY, CALIFORNIA-(SEND2PRESS) November 1, 2006 -Prime Companies, Inc. (OTC: PRMC.PK) announces that it has executed consummated the purchase of certain strategic assets from Dental Insite, LLC, including Dental Insite source code, all its rights and its customer base.

Norbert J. Lima, President and CEO of Prime Companies is quoted as saying "Coupling Prime Companies' recent acquisition of certain of CRT's leading edge Digital Dental Technology products, with Dental Insite Practice Management Software will afford a total integrated solution to the Dental Industry inclusive of a HIPAA Compliant Record Keeping, billing and practice management software. We are bridging the 'digital divide' in the Dental Industry.

A forward looking view of these acquisitions positions Prime Companies, Inc. to become a $25M to $30M company within 24 months with profitability anticipated in year one. These aggressive revenue increasing acquisitions will propel Prime Companies into immediate profitability and augment shareholder value."

About PRIME COMPANIES, INC.:

Prime Companies, Inc., through its wholly owned subsidiary Nacc-Tel, Corp, currently provides Broadband and telecommunications services (Voice and Data) to both commercial and consumer customers in the Northern California market area. The services offered include, Broadband, Data Networks, Interconnect,
Voice Over the Internet (VOIP), and Voicemail Services   The recent Computer
Resource Technologies asset purchase augmented Nacc-Tel, Corp's portfolio of services to include the provisioning of hardware and software products to the Dental and Medical industries in Colorado and the Midwest.

About DENTAL INSITE, LLC:

Dental Insite is a software company currently serving the Dental industries in Colorado and the Midwest with software products to better facilitate doctor patient management processes and incorporating total HIPAA compliant record keeping, billing and practice management software.


Statements in this news release regarding Prime Companies, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statement to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Prime Companies, Inc.'s actual results to differ materially from those described in a forward-looking statement: limited history of offering Prime Companies, Inc.'s services in its current form; history of losses; increasing competition from existing or new competitors; increased telecommunications costs resulting from the expansion of Prime Companies, Inc.'s services; rapid technological change; possible unavailability of financing as and if needed; dependence on a limited number of vendors, including without limitation third-party vendors for the provision and roll-out of the Prime Companies, Inc. broadband service; inability to develop the dental technology business; inability to achieve telecommunication cost savings through efficient hardware utilization; possible industry consolidation; and potential fluctuations in quarterly and annual results. This list is intended to identify only certain of the principal factors that could cause
actual results to differ.   Readers are referred to the reports and documents
filed by Prime Companies, Inc. with the Securities and Exchange Commission for a discussion of these and other important risk factors.

 CONTACT:

Prime Companies, Inc.
Norbert J. Lima
President and CEO
409 Center Street
Yuba City, CA  95991-4500
(530) 755-3580